Exhibit 34.1	Attestation Report of Compliance with Servicing Criteria of KPMG LLP, on behalf of General Electric Capital Corporation

Report of Independent Registered Public Accounting Firm

The Board of Directors of General Electric Capital:

We have examined the compliance of General Electric Capital Corporation (the Company) with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for publicly-issued (i.e., transaction-level reporting initially required under the Securities Exchange Act of 1934, as amended) asset-backed securities transactions issued on or after January 1, 2006, for which the Company acted as servicer, involving equipment loan receivables (the Platform), except for servicing criteria 1122(d)(1)(iii), 1122(d)(1)(iv), 1122(d)(2)(vi), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii) and 1122(d)(4)(xiii), which the Company has determined are not applicable to the activities it performs with respect to the Platform, as of and for the twelve months ended December 31, 2011. Appendix B to Management’s Assertion of Compliance identifies the individual asset-backed transactions and securities defined by management as constituting the Platform. Management is responsible for the Company’s compliance with the servicing criteria. Our responsibility is to express an opinion on the Company’s compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

As described in Appendix A to Management’s Assertion of Compliance, for servicing criteria 1122(d)(2)(i), 1122(d)(2)(vii)(A)-(B), 1122(d)(2)(vii)(D), 1122(d)(4)(ii), 1122(d)(4)(iv) and 1122(d)(4)(viii), the Company has engaged various vendors to perform the activities required by these servicing criteria. The Company has determined that none of these vendors is considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to each vendor as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations (Interpretation 17.06). As permitted by Interpretation 17.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors’ activities comply in all material respects with the servicing criteria applicable to each vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendors and related criteria as described in its assertion, and we performed no procedures with respect to the Company’s eligibility to apply Interpretation 17.06.

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Our examination disclosed the following material noncompliance with servicing criteria 1122(d)(1)(ii), 1122(d)(2)(vii)(B), 1122(d)(3)(i)(B), 1122(d)(3)(i)(D), 1122(d)(3)(ii), 1122(d)(4)(iv), 1122(d)(4)(viii) and 1122(d)(4)(ix), as applicable to the Company during the twelve months ended December 31, 2011:

•	With respect to servicing criterion 1122(d)(1)(ii), for certain material servicing activities that were outsourced to a third party, the appropriate policies and procedures were not instituted to monitor the third party’s compliance with such servicing activities.

•	With respect to servicing criterion 1122(d)(2)(vii)(B), certain account reconciliations were not prepared within 30 calendar days after the bank statement cutoff date. Certain of these instances of material noncompliance related to account reconciliations prepared by a vendor. The Company has identified a material deficiency in its policies and procedures to monitor such vendor’s compliance in that the Company’s agreements with the vendor do not require the vendor to prepare account reconciliations within 30 calendar days after the bank statement cutoff date and the Company’s compensating control failed to operate effectively.

•	With respect to servicing criterion 1122(d)(3)(i)(B), certain reports to investors did not provide information calculated in accordance with the terms specified in the transaction agreements.

•	With respect to servicing criterion 1122(d)(3)(i)(D), certain reports to investors did not agree with the servicer’s records as to the total unpaid principal balance and number of pool assets serviced by the servicer.

•	With respect to servicing criterion 1122(d)(3)(ii), certain amounts due to investors were not allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.

•	With respect to servicing criterion 1122(d)(4)(iv), certain payments on pool assets were not allocated to principal, interest or other items in accordance with the related pool asset documents.

•	With respect to servicing criterion 1122(d)(4)(viii), records documenting collection efforts for certain delinquent pool assets were not maintained.

•	With respect to servicing criterion 1122(d)(4)(ix), certain adjustments to interest rates for pool assets with variable rates were not computed based on the related pool asset documents.

In our opinion, except for the material noncompliance described above, the Company complied, in all material respects, with the aforementioned servicing criteria, including servicing criteria 1122(d)(2)(i), 1122(d)(2)(vii)(A)-(B), 1122(d)(2)(vii)(D), 1122(d)(4)(ii), 1122(d)(4)(iv) and 1122(d)(4)(viii) for which compliance is determined based on Interpretation 17.06 as described above, as of and for the twelve months ended December 31, 2011.

We do not express an opinion or any form of assurance on the paragraphs titled Management’s Discussion included in Appendix C of Management’s Assertion of Compliance.

/s/ KPMG LLP

Chicago, Illinois

March 15, 2012

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